Exhibit 99.1

FOR IMMEDIATE RELEASE                                        Contact:  John Kyte
                                                                    803-933-4212

         (Columbia, SC)--Safety-Kleen Corp. (NYSE: SK) announced today the appointment of David B. McNally as interim Chief Information Officer (CIO).
McNally is a senior executive with Jay Alix & Associates of Southfield, Michigan, a nationally recognized firm specializing in corporate turnarounds and financial restructuring that was recently retained by Safety-Kleen.

         "In appointing Dave McNally as CIO, we continue our efforts to bring in top executives who have significant experience working with companies that have had operating and financial difficulties similar to those facing Safety-Kleen," said David E. Thomas, Jr., Chairman of the Safety-Kleen Board's Executive Committee. "Dave McNally has more than 18 years experience in solving complex information technology (IT) problems, including technology integration and accounting systems issues similar to those presented by the Safety-Kleen - Laidlaw Environmental Services merger."

         McNally has previously filled top IT positions for such companies as Lear Corporation, United Technologies and Brush Wellman, and has led successful multi-national IT projects in Europe and Asia. He has an MBA degree in Management Information Systems from Drexel University, an undergraduate degree in Communications from the Pennsylvania State University, and is a Certified Public Accountant.

         "Safety-Kleen certainly faces some IT challenges, as do many companies that have a workforce in multiple locations," McNally said "but I am confident that they are manageable and that we can develop an effective IT program to address our short-term needs and provide for the company's long-term stability."

         This news release contains forward-looking statements. Actual results and events may differ materially from those projected in the forward-looking statements. Many factors could cause actual events and results to differ from those expected, including but not limited to, the company's ability to successfully integrate, transition, upgrade or install information systems, the outcome of negotiations with Safety-Kleen's lenders, the availability of additional funding under interim credit facilities or other sources, and other items discussed in the company's filings with the Securities and Exchange Commission.

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